Exhibit 10.31

Execution Copy

*** TEXT OMITTED AND SUBMITTED SEPARATELY
PURSUANT TO CONFIDENTIAL TREATMENT REQUEST
UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 230.406

SUPPLY AGREEMENT

BY AND BETWEEN

BAYER HEALTHCARE LLC

BIOLOGICAL PRODUCTS DIVISION

BERKELEY, CALIFORNIA

AND

TALECRIS BIOTHERAPEUTICS, INC.

RALEIGH, NORTH CAROLINA

i

ii

iii

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is entered into as of March 31, 2005 (the “Effective Date”), by and between Bayer HealthCare LLC, Biological Products Division (“Bayer”) and Talecris Biotherapeutics, Inc. (f/k/a NPS BioTherapeutics, Inc.) (“Supplier,” along with Bayer, the “Parties”).

WITNESSETH

WHEREAS, Bayer, Talecris Holdings, LLC (f/k/a NPS Bio Holdings, LLC), Talecris Biotherapeutics Holdings Corp. and Supplier have entered into that certain Amended and Restated Joint Contribution Agreement, dated as of March 30, 2005 (the “Contribution Agreement”);

WHEREAS, Supplier is engaged in the manufacture and distribution of plasma-derived biological products;

WHEREAS, Supplier fractionates plasma into biological products and one of the components of the fractionation process is an intermediate blood fraction known as PPF (“PPF”);

WHEREAS, Bayer is in the business of producing and selling recombinant Factor VIII (sold under the Kogenate® trademark) and other biological products derived from PPF (the “Products”);

WHEREAS, Bayer desires to purchase from Supplier PPF derived from plasma fractionated at Supplier’s facility as its sole source qualified with various Regulatory Authorities (as defined herein) for use in the manufacture and development of the Products; and

WHEREAS, Bayer and Supplier wish to set forth their mutual agreements and understandings regarding the sale by Supplier and the purchase by Bayer of the PPF hereunder.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

ARTICLE 1  TERM OF AGREEMENT

This Agreement shall have an initial term commencing on the Effective Date and terminating on December 31, 2008 (“Initial Term”) unless earlier terminated as provided in Article 10 below. The Initial Term may be renewed for two consecutive two (2) year periods at the option of Bayer, provided that Bayer gives Supplier at least one (1) year’s written notice prior to the end of each expiring term of its intent to renew (each an “Extended Term,” and along with the Initial Term, the “Term”).

ARTICLE 2  PURCHASE AND SALE OF PPF

2.1        Volume Requirements. With respect to each calendar year during the Initial Term, Supplier shall make available to Bayer from its Clayton, North Carolina facility, and Bayer may purchase, that number of kilograms of PPF set forth in Exhibit A, attached hereto and incorporated herein by reference (which conform to the Specifications (as defined in Section 3.1 below)) (as adjusted herein, “Required Quantity”). Upon providing a notice of renewal for an Extended Term in accordance with Article 1, Bayer shall amend Exhibit A to set forth the number of kilograms of PPF that Supplier shall make available to Bayer and that Bayer will purchase from Supplier during such Extended Term; provided that any such number of kilograms cannot exceed one hundred twenty percent (120%) of that number of kilograms shown on Exhibit A then in effect on the date the notice of renewal is provided. Subject to the other provisions contained herein, including, without limitation, Section 2.2 below, in each calendar year during the Term of this Agreement, Bayer may in its sole discretion request, and Supplier shall supply, a minimum of seventy-five percent (75%) of the Required Quantity and a maximum of one hundred fifteen percent (115%) of the Required Quantity (each, as determined after deducting quantities representing Nonconforming Product (as defined in Section 7.1 below)). Subject to the foregoing, on or prior to October 1 of each calendar year, the Required Quantity applicable for the immediately following calendar year shall be reviewed and may be revised by mutual agreement of the Parties.

2.2        Forecasts. As of the Effective Date, Bayer shall provide Supplier with a twelve (12) month rolling forecast of Bayer’s estimated requirements of PPF by calendar month. Such forecast shall be attached hereto as Exhibit B, and incorporated herein by reference. Bayer shall provide an updated rolling twelve (12) month forecast on or about the commencement of each calendar month. The first six (6) months of each rolling twelve (12) month forecast shall be a binding order (a “Binding Forecast”), and the last six (6) months of the rolling forecast shall be a good faith estimate of Bayer’s future requirements and shall not be binding on the Parties. Supplier agrees to deliver PPF in such quantities, on such delivery dates as are specified in the Purchase Orders issued by Bayer pursuant to Section 2.3. The Parties agree and acknowledge that regardless of the volume of PPF requested by Bayer in the Binding Forecasts, Bayer shall be obligated to purchase at least seventy-five percent (75%) of the Required Quantity of PPF for each calendar year set forth in Exhibit A (“Minimum Quantity”) and Supplier shall be obligated to supply no more than one hundred fifteen percent (115%) of the Required Quantity of PPF for each calendar year set forth in Exhibit A. To the extent that the aggregate volume of PPF set forth in the Binding Forecasts for any calendar year does not at least equal the Minimum Quantity, the Supplier may, within thirty (30) days of the end of such calendar year, invoice Bayer for the total price attributed to such difference (based on the Prices set forth in Section 4.1 below) and deliver to Bayer the invoiced PPF in accordance with Section 2.4. Notwithstanding anything to the contrary herein, during any Binding Forecast period, to the extent that Bayer’s actual needs for PPF exceed those volumes set forth in the Binding Forecast, Supplier shall use commercially reasonable efforts to adjust its production capacity to accommodate Bayer’s additional requirements for PPF to the extent and subject to the terms of Section 2.6.

2.3        Purchase Orders. Simultaneous with the submission of the first forecast set forth in Section 2.2 above, Bayer shall deliver to Supplier a purchase order reflecting the aggregate PPF volume in the Binding Forecast and with each subsequent forecast set forth in Section 2.2 above, Bayer shall deliver a purchase order reflecting the aggregate PPF ordered for the sixth month of the Binding Forecast (in each case, a “Purchase Order”). Each Purchase Order shall specify the volumes of PPF ordered and the delivery dates. Except as otherwise permitted under this Agreement, with respect to any calendar year, the aggregate volumes set forth in the Purchase Orders issued by Bayer shall not exceed the Binding Forecasts for such calendar year. The Parties shall cooperate to ensure that the PPF to be purchased by Bayer is ordered in a manner so as to allow Supplier to produce such PPF efficiently, without material swings in volume over the course of any  twelve (12) month period.

2.4        Shipments. Supplier agrees that it shall provide PPF in conformance with the delivery schedule provided by Bayer based on issued Purchase Orders, provided that in no event shall Supplier be required to provide PPF in excess of any Binding Forecast. Unless otherwise agreed by the Parties, time is of the essence for the delivery of PPF in accordance with the delivery schedule included in Bayer’s issued Purchase Orders. Supplier shall include copies of production and test records with each shipment. Bayer shall be responsible for making the necessary shipping arrangements. All PPF purchased and sold hereunder shall be delivered F.O.B. Supplier’s facility, Clayton, North Carolina. Risk of loss for PPF in transit shall lie with Bayer. All financial arrangements for shipping and handling of PPF shall be the responsibility of Bayer. Shipments shall be made, to the extent possible, first from Supplier’s Inventory Reserves on a first in, first out basis, and subject to Section 2.5, such reserves shall be replaced at the same time with a reasonably equivalent volume of PPF produced pursuant hereto.

2.5        Inventory Levels. For purposes of maintaining continuity of supply of PPF, each of Bayer and Supplier shall maintain at least [***] of Bayer’s requirements for PPF at their respective facilities, based on the forecasts provided by Bayer in accordance with Section 2.2 above, in inventory (each an “Inventory Reserve”) for distribution to Bayer in the event that Supplier is unable for any reason to supply the Binding Forecast in accordance with the delivery dates set forth in the Purchase Orders issued by Bayer in accordance with Section 2.3 above; provided that Supplier shall have no liability to Bayer pursuant to Subsections (b) and (e) of Section 11.4 for any failure to deliver PPF hereunder to the extent Bayer has depleted, through no fault of Supplier, its Inventory Reserve to supply its actual needs for PPF in excess of the Binding Forecasts solely in circumstances where Supplier has been unable to accommodate Bayer’s requirements for PPF pursuant to Section 2.2 hereof. Such Inventory Reserves shall be maintained in accordance with the storage specifications set forth in Exhibit C, which specifications shall not be changed without the prior written consent of Bayer. Bayer represents and warrants to Supplier that as of the Effective Date there is sufficient inventory on hand at Supplier’s facility both for Supplier to meet its Inventory Reserve and for Supplier to supply Bayer with Bayer’s Inventory Reserve. In the event that Supplier is unable for any reason to supply the Binding Forecast in accordance with the delivery dates set forth in the Purchase Order issued by Bayer in accordance with Section 2.3 above, the Inventory Reserve maintained by Supplier at its facility shall be used first on a first in, first out basis to meet Supplier’s delivery requirements. Thereafter, Bayer shall utilize PPF from inventory stored at Bayer’s facility on a first in, first out basis. Notwithstanding anything to the contrary herein, in the event that the Inventory Reserve of either Bayer or Supplier is used to meet Supplier delivery requirements, Supplier shall use its reasonable best efforts to replace such quantities used in order to replace the Inventory Reserve requirements pursuant to this Section 2.5.

*** CONFIDENTIAL TREATMENT REQUESTED

2.6        Cooperation of the Parties. Supplier shall inform Bayer promptly of any problems that could reasonably be expected to prevent Supplier from providing timely deliveries of PPF and the Parties shall cooperate in resolving such problems relating to the manufacture and supply of PPF under this Agreement. In recognition of the fact that Bayer’s business is dynamic and evolving based on market demand, regulatory approvals and other factors, Supplier shall in good faith, but subject to the terms of this Agreement, use commercially reasonable efforts to seek to accommodate any reasonable request by Bayer to manufacture quantities of PPF in excess of Supplier’s obligations hereunder; provided, however, that Supplier shall have no liability as a result of any failure to accommodate such requests despite such efforts. The Parties shall use their commercially reasonable efforts to coordinate maintenance outages and shut-downs of Bayer’s facility and Supplier’s facility, which coordination could include making temporary changes to the Binding Forecast. For purposes of clarification, this Section 2.6 does not diminish or expand the Parties’ respective aggregate obligations over any 12-month period to supply and purchase PPF in accordance with the Binding Forecast set forth in Section 2.2.

2.7        Meetings. Unless otherwise mutually agreed, the manufacturing representative of each Party shall meet (either in person or via conference call) no less than monthly to discuss the forecasts delivered by Bayer pursuant to this Agreement and other matters relevant to the supply of PPF hereunder. In addition, the senior manager of each Party shall meet (either in person or via conference call) on a quarterly basis to discuss matters relevant to the supply of PPF hereunder. At least three (3) business days prior to each meeting, each Party shall deliver to the other Party a written report regarding the issues to be discussed at such meeting.

ARTICLE 3  QUALITY AND SPECIFICATIONS

3.1        Specifications. Supplier shall manufacture, process, store, distribute, test, transport, dispose and otherwise handle PPF at all times in compliance with cGMPs (as defined in Section 6.1) and other applicable Regulations (as defined in Section 6.1 below), the Manufacturing Agreement (attached hereto as Exhibit D and incorporated herein by reference), the specifications (attached hereto as Exhibit E and incorporated herein by reference) (the “Specifications”) and the SOPs as defined in Section 6.2. The Manufacturing Agreement shall be renewed annually, consistent with the Term of this Agreement, with each such renewal deemed attached hereto as Exhibit D and incorporated herein by reference. In the event of a conflict between the provisions of this Agreement and the provisions of the Manufacturing Agreement, the provisions of this Agreement shall prevail. Neither Party shall make changes to the batch production records or the Specifications without the prior written approval of the other Party which approval will not be unreasonably withheld. Supplier shall make no changes in the SOPs, production equipment, production procedures, or testing methods existing as of the date of this Agreement without providing reasonable notice to Bayer in advance of the change and obtaining Bayer’s prior written consent. Bayer shall use commercially reasonable efforts to provide such consent as soon as reasonably practicable with the understanding that Bayer is under no obligation to provide any such consent if the proposed change would substantially and adversely affect or reduce Bayer’s production of Kogenate. Supplier shall maintain all records as are necessary and appropriate to demonstrate compliance with the Regulations. Bayer shall be entitled to request Supplier to change the Specifications and the SOPs as defined in Section 6.2 where, in Bayer’s sole discretion, such change would benefit Bayer’s production of Kogenate and Supplier shall use commercially reasonable efforts to accommodate such change;

provided that Bayer will reimburse Supplier the reasonable direct costs Supplier incurs in making any such change; provided further that the Parties shall engage in good faith negotiations to adjust the Price set forth in Section 4.1 to reflect the increase or decrease of ongoing costs of supplying PPF hereunder resulting from any such change; provided further that if the Parties cannot reach agreement to adjust the Price pursuant to this Section 3.1 despite such good faith negotiations, then (i) if the requested change to Specifications and SOPs will affect only the PPF operations of Supplier at its Clayton, North Carolina facility, the matter shall be resolved in accordance with Section 13.9, or (ii) if the requested change to Specifications and SOPs will in Supplier’s sole discretion adversely affect in any material manner other operations of Supplier at its Clayton, North Carolina facility separate from its PPF operations at its Clayton, North Carolina facility, Supplier shall not be required to change the Specifications or the SOPs as requested by Bayer until the Parties reach such agreement.

3.2        Testing. With respect to each shipment of PPF to be shipped to Bayer, Supplier shall test such PPF to ensure compliance with the Specifications. Supplier shall include a certificate of analyses (“COA”) with each shipment of PPF disclosing the results of such testing and showing conformance with the Specifications.

3.3        Acceptance. Subject to Section 3.4 below, Bayer shall have a period of thirty (30) days from the date of its receipt of a shipment of PPF to inspect the delivered PPF and the accompanying COA and reject the corresponding shipment of PPF for nonconformity with the Specifications. If Bayer rejects such shipment, it shall promptly so notify Supplier and the provisions of Section 7.1 below shall apply.

3.4        Latent Defects. If after accepting a shipment of PPF, Bayer subsequently discovers latent material defects (including without limitation, nonconformance to the Specifications) not reasonably discoverable during the acceptance period set forth in Section 3.3, Bayer may revoke its acceptance of such shipment of PPF by giving written notice and disclosing the nature of any defects to Supplier as soon as practicable after discovering such defects. In such event, such PPF shall be considered a Nonconforming Product to the extent latent material defects in fact are present and the provisions of Section 7.1 below shall apply.

3.5        Deviation Report. If during the manufacture, processing, storage, distribution, testing, transport, disposal or other handling of PPF by Supplier there arises a result that is classified as either a Type I Incident or a Type II Incident (as defined below), then Supplier shall prepare within seven (7) days following the discovery of such deviation a written report detailing such deviation (a “Deviation Report”) and promptly send to Bayer such Deviation Report prior to Supplier’s delivery of the PPF which is the subject of such report. If Bayer rejects a shipment of PPF based on a Deviation Report, it shall promptly notify Supplier, such PPF shall be considered a Nonconforming Product and the provisions of Section 7.1 shall apply. For purposes of this Agreement, a “Type I Incident” shall be defined as an unexpected result that has potential serious impact on product safety, identity, strength, quality, purity, efficacy or manufacturing/testing process. Examples of Type I Incidents include final product sterility and stability failure, media fill failure, pyrogen specification exceeded for bulk or final container and inadequate viral inactivation process. For purposes of this Agreement, a “Type II Incident” shall be defined as an unexpected result that has the potential to affect product safety, identity, strength, quality, purity, efficacy or manufacturing/testing process. Examples of Type

II Incidents include clean steam exceeding action level for LAL and Presterile in-process bioburden exceeding action level.

3.6           Records. Supplier shall maintain production records and other records required by cGMPs and the Regulations for such time periods referenced thereby. Supplier shall make such records available to Bayer for Bayer’s inspection promptly following a written request by Bayer.

ARTICLE 4  PRICE AND PRICE ADJUSTMENT

4.1           Price. During the Term of this Agreement, Bayer shall pay the applicable price set forth on Exhibit F, attached hereto and incorporated herein by reference, as adjusted pursuant to Section 4.2 below (“Price”). Supplier shall be responsible for, or benefit from, yield experiences and variances, rejects, losses, working capital, scrap, inventory obsolescence and any and all other costs associated with the manufacturing, including all materials costs, except as set forth in Section 4.2 below. All payments hereunder shall be made in U.S. Dollars.

4.2           Adjustment to Price.

(a)           Annual. The Price shall be adjusted annually by Supplier on October 1 or as soon thereafter as possible with respect to PPF sold in each subsequent calendar year during the Term based on the assumption that the Term commences during calendar year 2004. Such adjustment to Price (the “Price Adjustment”) shall reflect the change in the CPI-U. For purposes of the foregoing, “CPI-U” shall mean the unadjusted percentage change for the previous twelve-month period ending on September 30 of each calendar year, as published in the Consumer Price Index for all urban consumers by the U.S. Department of Labor, Bureau of Labor Statistics. For the avoidance of doubt, the first such Price Adjustment shall become effective January 1, 2005.

(b)           Other. The Price shall be further subject to adjustment in accordance with Sections 3.1 and 6.4.

4.3           Price Adjustment Calculation. On October 1st of each calendar year or as soon thereafter as possible, Supplier shall provide for Bayer’s review and approval the computation of the Price Adjustment (as determined in accordance with Section 4.2 above) to be applied in the following calendar year, and the methodology used in making such computation. Such adjustment shall be final and binding in the absence of manifest error.

ARTICLE 5  BILLING AND PAYMENT

5.1           Payments. Supplier shall deliver to Bayer at the address set forth in Section 13.3 an invoice for shipments of PPF to Bayer as the same is shipped. Each invoice shall reflect the actual quantity of the PPF shipped and the price thereof, as computed in accordance with Section 4.1. The amount invoiced by Supplier and payable by Bayer during each Binding Forecast period will not be less than that charge associated with such Binding Forecast, as computed in accordance with Section 4.1, unless the actual PPF delivered is less than the Binding Forecast due to Supplier’s failure to perform its obligations under this Agreement. Within thirty (30) days following the receipt of such invoice, Bayer shall pay to Supplier the amount specified therein.

5.2           Payment Disputes. All billing and payment disputes between Bayer and Supplier shall be resolved in accordance with Section 13.9 below.

ARTICLE 6  REGULATORY REQUIREMENTS

6.1           Compliance with Regulations. Supplier shall comply in all material respects with all applicable laws, requirements, regulations, guidelines, licenses and directives, including those in any Regulatory Approval of any Regulatory Authority (including without limitation, applicable current Good Manufacturing Practices (“cGMPs”) as defined in national and international laws and internationally accepted GMP compendia including PIC/C and WHO GMP Guide) including all specifications and procedures for plasma sourcing, plasma testing, and in process testing and all regulations, specifications, and procedures contained therein (collectively, “Regulations”). For the avoidance of doubt the term “Regulations” shall include those pertaining to the use of PPF in Kogenate production. Supplier shall comply with all Regulations that become effective after the Effective Date within the timeframes required by such Regulation or applicable Regulatory Authority. Supplier shall maintain all Regulatory Approvals necessary or desirable for the conduct of its business, the sale of PPF, the use of PPF in Kogenate production, and for the performance of its obligations under this Agreement. Notwithstanding the foregoing, until the second anniversary of the Effective Date, Supplier shall not be liable to Bayer for, or considered in breach of this Agreement as a result of, any noncompliance or failure to comply with any Regulations to the extent such noncompliance was in existence at the time of Closing (as defined in the Contribution Agreement); provided, however, that all other obligations of Supplier contained herein shall remain in full force and effect at all times from and after the Effective Date. For purposes of this Agreement (i) “Regulatory Approvals” shall mean all licenses, approvals, permissions, or consents required for the manufacture and sale of Kogenate, including any licenses, approvals, permissions, or consents required for the transfer or sale of PPF to Bayer and Bayer’s use of PPF in the manufacture of Kogenate and (ii) “Regulatory Authority and Regulatory Authorities” shall mean the FDA and any successor agency and all other local, state, federal, or foreign governmental authorities with the authority to grant or deny necessary Regulatory Approvals or to regulate the manner or means by which PPF or Kogenate is manufactured, distributed, or sold.

6.2           Audit. Bayer shall have the right, on reasonable written advance notice (to the extent practicable, not less than one (1) week advance notice), and during normal business hours, to inspect and audit Supplier’s facilities, Standard Operating Procedures (as in effect as of the Effective Date and amended from time to time upon mutual agreement of the Parties, and any replacement or successor thereof, “SOPs”), production, operations, testing, storage and books and records to confirm compliance with Section 6.1 and Supplier’s compliance with the terms and conditions of this Agreement, provided that such inspection or audit does not unreasonably interfere with the conduct of business of Supplier. Supplier shall use its commercially reasonable efforts to accommodate any reasonable request made by Bayer to inspect such facility. Supplier shall respond in writing to Bayer regarding any items of noncompliance identified by Bayer during such inspections or audits within fifteen (15) days of Bayer’s notice thereof and shall develop a plan, reasonably satisfactory to Bayer, to remedy any such items of noncompliance within sixty (60) days of notice thereof and shall remedy such items of noncompliance as set forth in such plan, the failure of which shall entitle Bayer to terminate this Agreement in accordance with Section 10.1 hereof.

6.3           Regulatory Filings. Supplier shall promptly accommodate all requests made by any Regulatory Authority to audit Supplier’s facilities. Bayer shall have the right to review, during the Term and for a period of five (5) years thereafter, all audit findings or notices of any Regulatory Authority as such may, directly or indirectly, bear upon the PPF, the Supplier’s ability to manufacture PPF or any of Supplier’s obligations under this Agreement. Supplier shall develop and provide to Bayer a plan, reasonably satisfactory to Bayer, to remedy, and shall remedy, any deficiencies identified as a result of such regulatory inspection in the timeframes provided in the applicable inspection report or the applicable Regulations. Supplier shall promptly notify Bayer (i) after Supplier becomes aware of any Regulatory Authority inspection of its facility and (ii) after Supplier receives notice from any Regulatory Authority of any observation or regulatory action, such as a warning letter. Supplier shall promptly provide a copy of any audit finding with Supplier’s corrective action response to Bayer for items that, directly or indirectly, relate to PPF or would affect Supplier’s ability to manufacture PPF or any of Supplier’s obligations under this Agreement.

6.4           Regulatory Approvals. Bayer is solely responsible for obtaining and maintaining all necessary Regulatory Approvals from all Regulatory Authorities necessary to sell and market the Products. Supplier shall upon request by Bayer and as reasonably necessary provide all documents or information requested by Bayer to support Bayer’s efforts to obtain, maintain, or defend the Regulatory Approvals necessary to sell the Products and/or will maintain and/or modify its operations or facilities as required to permit Bayer to obtain, maintain, or defend Regulatory Approvals necessary to sell and market the Products; provided Bayer will reimburse Supplier the reasonable direct costs Supplier incurs in making modifications requested by Bayer and the Parties shall engage in a good faith negotiation to adjust the Price set forth in Section 4.1 to reflect the increase or decrease of ongoing costs of supplying PPF hereunder resulting from any such modifications; provided further that if the Parties cannot reach agreement to adjust the Price pursuant to this Section 6.4 despite such good faith negotiations, then (i) if the requested modifications will affect only the PPF operations of Supplier at its Clayton, North Carolina facility, the matter shall be resolved in accordance with Section 13.9, or (ii) if the requested modifications will in Supplier’s sole discretion adversely affect in any material manner other operations of Supplier at its Clayton, North Carolina facility separate from its PPF operations at its Clayton, North Carolina facility, Supplier shall not be required to make any such modifications until the Parties reach such agreement; provided further Bayer will have no obligation to reimburse Supplier for the costs of any maintenance, repair or replacement of existing facilities or for the substitution of their equivalent or for any increases in costs associated with Supplier’s conduct of operations in a fashion similar to or equivalent to the manner in which those operations were being conducted in the absence of such request on the date of this Agreement.

6.5           Onsite Personnel. At the expense of Bayer, Bayer shall be entitled, in its sole discretion, to have a designated employee (which designated employee may be different persons from time to time) of Bayer present at Supplier’s facility in Clayton, North Carolina for the purposes of monitoring PPF production and quality control. Such designated employee shall (a) have access to all areas of Supplier’s facility relating to PPF production, (b) comply with all safety and health laws, regulations, policies and procedures applicable to personnel of Supplier at Supplier’s facility and (c) remain an employee of Bayer and continue to receive all compensation and benefits directly from Bayer or its affiliates. Notwithstanding anything to the contrary in the foregoing, the presence of a Bayer designated employee at Supplier’s facility and any action taken by such employee in no way impairs or waives any right or remedy Bayer may otherwise have pursuant to the terms of this Agreement.

ARTICLE 7  NONCONFORMING PRODUCT AND RECALLS

7.1           Nonconforming Product. In the event that Supplier provides PPF that does not meet the Regulations or does not conform to the Specifications, or contains latent defects, or that has not been manufactured, processed, stored, distributed, tested, transported, disposed of or otherwise handled in accordance with applicable SOPs, the Specifications, cGMPs and the Regulations (“Nonconforming Product”), Supplier will at no cost to Bayer, and as soon as reasonably feasible, replace such Nonconforming Product with an equivalent amount of conforming PPF. Bayer shall destroy all Nonconforming Product and promptly provide a certificate of destruction to Supplier. Supplier shall reimburse Bayer for the reasonable costs of such destruction. In addition to those obligations set forth above, Supplier shall provide Bayer with the identification number of any plasma unit that was pooled and manufactured into a batch or lot of Nonconforming Product delivered to Bayer.

7.2           General Requirements. Bayer shall maintain accurate records of the quantities of PPF received and the intermediate and final Products derived from such PPF.

7.3           Distribution and Use Records. Supplier shall maintain and give Bayer access, upon advance notice and at reasonable times, to, for a period of not less than fifteen (15) years from production, donor records and test results with respect to each unit of plasma included in PPF delivered to Bayer. Such records and results shall be maintained such that they can rapidly and unequivocally be accounted for and made available to Bayer within fourteen (14) days from the date of request. Bayer shall maintain and give Supplier access, upon advance notice and at reasonable times, to, for a period of not less than fifteen (15) years from the date of delivery, records identifying the use of each lot of PPF and the Products into which such PPF was processed (including without limitation, Kogenate®). Such records shall be maintained such that the use of each lot of PPF can be rapidly and unequivocally accounted for and made available to Supplier within fourteen (14) days from the date of request. Bayer shall assist Supplier in identifying, tracking and controlling the use of any PPF identified in post-donation information as contaminated or otherwise unsuitable for processing into Products.

7.4           Adverse Events. Bayer shall record and investigate all reports of adverse events in which Products manufactured from PPF have been implicated. If Bayer determines that a Product has caused adverse reactions as a result of such Product being manufactured using PPF, Bayer shall immediately notify the applicable Regulatory Authorities as required by the Regulations, and shall promptly notify Supplier. Supplier shall promptly notify Bayer of any adverse event resulting in a market withdrawal or recall and/or involving viral, bacterial or prion transmission associated with other fractions processed from the same plasma units as the PPF or associated with a specific plasma donor whose plasma was used in the manufacture of PPF.

7.5           Customer Notification of Adverse Reactions. In the event that during the course of a preliminary investigation related to a report of any serious adverse reaction associated with Kogenate® or other Product, Bayer obtains preliminary evidence indicating that, according to indications and dosage, the PPF used in the manufacture of such Product may have caused such specific adverse reaction, each Bayer customer that received any such Product shall be notified by Bayer and cautioned that any unused containers of the suspect lots should be withheld from use, pending the outcome of more definitive investigations and evaluations, with a copy of such notice to the applicable Regulatory Authority if required. Bayer shall promptly provide Supplier with a copy of such notice. Any and all of the foregoing actions will be executed with the concurrence of all relevant Regulatory Authority, to the extent required by law.

7.6           Withdrawals and Recalls. Bayer shall make all contacts with the relevant Regulatory Authority and shall be responsible for coordinating all activities in connection with any recall or withdrawal of any Product. In the event that Supplier believes a recall or withdrawal of a Product may be necessary or appropriate, Supplier shall promptly notify Bayer in writing. In the event that Bayer initiates a recall or withdrawal of a Product, Bayer shall promptly notify Supplier.

7.7           Complaints. Bayer and Supplier will cooperate in the reporting, investigation and evaluation of customer complaints according to policies mutually determined by the Parties in writing.

7.8           Responsibility. In the event that any market withdrawal, recall or third party return of any Product results from Supplier’s supply of Nonconforming Product, then Supplier shall assume the claims and costs associated with such withdrawal, recall or return and the destruction of implicated Products to the extent attributable to Supplier’s Nonconforming Product.

ARTICLE 8  FORCE MAJEURE

For the purpose of this Agreement, “Force Majeure” shall mean only (i) acts of God, acts of the public enemy, insurrections, riots, sabotage, strike, work-stoppage or other labor dispute and natural disasters; (ii) explosions, fires, flood damage, or loss of electric power not resulting from the negligence of the Party invoking Force Majeure; (iii) regulatory actions not attributable to any violation of law after the date hereof on the part of Supplier or Bayer, as the case may be, unless, in the case of Supplier, Supplier is required as a result of any statute, law, regulation, ordinance, rule, judgment, code, order, decree or other requirement of a Regulatory Authority (“Applicable Law”), not initiated by Supplier, to cease or materially curtail production primarily based upon (x) violation of any Applicable Law which violation was in existence on the Effective Date or (y) any condition in existence on the Effective Date or any condition alleged in writing to have been in existence on or prior to the Effective Date by a Regulatory Authority which condition remained outstanding on the Effective Date and which condition constituted a violation or alleged violation of Applicable Law or impacts the  safety or efficacy of PPF; and (iv) in the case of Supplier, events, circumstances, conditions and actions outside of the control of Supplier that materially and adversely affect the plasma-derived products industry generally, including interruptions of supply of raw plasma due to viral outbreaks, eruption of new viruses and similar events that are reasonably likely to be subject to action by any Regulatory Authority;

any of (i), (ii), (iii) or (iv) of which, in the case of the Supplier, prevents the Supplier from performing its obligations under this Agreement, or, any of (i), (ii) or (iii) of which, in the case of Bayer, prevents Bayer from producing Kogenate or performing its obligations under this Agreement; provided that nothing in clause (iii) or (iv) shall excuse Supplier from complying with cGMPs or excuse Supplier from remedying those matters which were capable of remedy by Supplier through the application of commercially reasonable efforts prior to the occurrence of the events identified in (iii) or (iv) preventing Supplier from performing under the Agreement. Notwithstanding anything in this Agreement to the contrary, except Section 10.7, Article 12 and Article 13, the Party experiencing the Force Majeure shall be excused from the performance of each of its obligations under this Agreement upon a Force Majeure, but only to the extent performance of any such obligation is necessarily prevented, hindered or delayed thereby and only during the continuance of any such Force Majeure, and shall have no liability for damages arising from non-performance of any obligation excused by a Force Majeure. Furthermore, if Bayer terminates this Agreement pursuant to Section 10.2, there shall be no further damages arising from any non-performance excused by a Force Majeure. The Party suffering such Force Majeure shall invoke this provision by promptly notifying the other Party in writing of the nature and estimated duration of the suspension period, as well as the extent to which it will be unable to fulfill its obligations under the Agreement. Each Party shall be relieved of performance of its obligations under this Agreement during the time when it is prevented from performing by the failure of the other Party to perform its obligations or because of any event of Force Majeure.

ARTICLE 9  REPRESENTATIONS AND WARRANTIES AND DISCLAIMER

9.1           Regulatory Requirements. Supplier represents and warrants that Supplier has all material government approvals, permits and licenses necessary or desirable in the performance of its obligations under this Agreement. Notwithstanding the foregoing, Supplier shall not be deemed to be in breach of this Section 9.1 if such breach derives from Bayer’s failure to comply with its obligation at the Closing under the Contribution Agreement with respect to all material government approvals necessary in the performance of its obligations under this Agreement.

9.2           Debarment. Supplier certifies it will not use in any capacity the services of any person, including any firm or individual, that has been debarred or is subject to debarment under the Generic Drug Enforcement Act of 1992, amending the Food Drug and Cosmetic Act of 21 U.S.C. 335a (a) or (b). Supplier agrees to notify Bayer promptly in the event any person providing services to Supplier under the scope of this Agreement is debarred or becomes subject to debarment.

9.3           Compliance. (i)  Bayer represents and warrants as of the time immediately prior to the Closing (as defined in the Contribution Agreement) that the manufacture, processing, distribution, testing, transport, storage, disposal and other handling of PPF by Bayer until delivery to and processing at Bayer’s facility located at Berkeley, California (i) did conform to applicable SOPs, the Specifications, cGMPs and the Regulations, and (ii) were free from defects in materials and workmanship and were not adulterated or misbranded within the meaning of the applicable Regulations.

(ii)  Supplier represents and warrants that the manufacture, processing, distribution, testing, transport, storage, disposal and other handling of PPF by Supplier until delivery to and processing by Bayer shall (i) conform to applicable SOPs, the Specifications, cGMPs and the Regulations, and (ii) be free from defects in materials and workmanship and shall not be adulterated or misbranded within the meaning of the applicable Regulations.

9.4           Intellectual Property. (i) Bayer represents and warrants as of the time immediately prior to the Closing (as defined in the Contribution Agreement) that the manufacture, processing, testing, distribution, transport, storage, disposal and other handling of PPF did not infringe the intellectual property rights of any third party and that Bayer validly possessed all licenses to third party intellectual property necessary or appropriate for the manufacture, processing, testing, distribution, transport, storage, disposal and other handling of PPF.

(ii)           During the Term of this Agreement, Supplier represents and warrants that the manufacture, processing, testing, distribution, transport, storage, disposal and other handling of PPF pursuant to this Agreement will not infringe the intellectual property rights of any third party; provided that for purposes of making this representation and warranty Supplier is entitled to rely to the extent applicable on the representations and warranties made by Bayer as of the Closing Date (as defined in the Contribution Agreement) pursuant to the Contribution Agreement for so long as such representations and warranties survive in the Contribution Agreement. During the Term of this Agreement, Supplier agrees to maintain at its sole cost and expense all licenses to third party intellectual property necessary or appropriate for the manufacture, processing, testing, distribution, transport, storage, disposal and other handling of PPF.

9.5                                 Representations and Warranties.

(a)           Bayer hereby represents and warrants to Supplier that:

(i)            Due Organization, Good Standing and Power. Bayer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Bayer has all requisite corporate or other power and authority to own or lease and to operate its assets and to conduct the business now being conducted by it. Bayer is duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which its ownership of property or the conduct of its business requires such authorization, qualification or licensing, except where the failure to have such authorization, qualification or licensing could not reasonably be expected to have a material adverse effect on Bayer or on the consummation of the transactions contemplated hereunder. Bayer has all requisite corporate power and authority under Applicable Law and its Charter Documents to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(ii)           Authorization and Validity of Agreement. The execution and delivery of this Agreement by Bayer and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action under Applicable Law and the relevant Charter Documents on the part of Bayer and do not require the approval of the stockholders of Bayer. This Agreement has been duly executed and delivered by Bayer and constitutes the legal, valid and binding obligation of

Bayer enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (iii) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions.

(iii)          Lack of Conflicts. Neither the execution and delivery of this Agreement by Bayer or the consummation by it of the transactions contemplated hereby, does or will (i) conflict with, or result in the breach of any provision of, the Charter Documents of Bayer or (ii) violate any Applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon Bayer or to which any of its properties or assets is subject.

(iv)          No Consents. The execution, delivery and performance of this Agreement by Bayer and the consummation of the transactions contemplated by this Agreement do not require any Governmental Approval. No consent (other than Governmental Approvals) will be required to be obtained by Bayer for the consummation of the transactions contemplated by this Agreement.

(b)           Supplier hereby represents and warrants to Bayer that:

(i)            Due Organization, Good Standing and Power. Supplier is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Supplier has all requisite corporate or other power and authority to own or lease and to operate its assets and to conduct the business now being conducted by it. Supplier is duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which its ownership of property or the conduct of its business requires such authorization, qualification or licensing, except where the failure to have such authorization, qualification or licensing could not reasonably be expected to have a material adverse effect on Supplier or on the consummation of the transactions contemplated hereunder. Supplier has all requisite corporate power and authority under Applicable Law and its Charter Documents to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(ii)           Authorization and Validity of Agreement. The execution and delivery of this Agreement by Supplier and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action under Applicable Law and the relevant Charter Documents on the part of Supplier and do not require the approval of the stockholders of Supplier. This Agreement has been duly executed and delivered by Supplier and constitutes the legal, valid and binding obligation of Supplier enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (iii) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions.

(iii)          Lack of Conflicts. Neither the execution and delivery of this Agreement by Supplier or the consummation by it of the transactions contemplated hereby, does or will (i) conflict with, or result in the breach of any provision of, the Charter Documents of Supplier or (ii) violate any Applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon Supplier or to which any of its properties or assets is subject.

(iv)          No Consents. The execution, delivery and performance of this Agreement by Supplier and the consummation of the transactions contemplated by this Agreement do not require any Governmental Approval. No consent (other than Governmental Approvals) will be required to be obtained by Supplier for the consummation of the transactions contemplated by this Agreement.

9.6           Disclaimer. SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

ARTICLE 10  TERMINATION

10.1         Termination for Cause. If either Party commits a substantial violation of any material provision of the Agreement (which means (i) in the case of Bayer, nonpayment of amounts owing to Supplier in accordance with Section 5.1 or any other material breach of any representation, warranty, covenant or performance obligations under this Agreement by Bayer and (ii) in the case of Supplier, any material breach of any representation, warranty, covenant or performance obligation under this Agreement (other than breach of its obligation to deliver PPF under this Agreement, any such breach to be governed exclusively under Section 11.4 hereof)), the other Party may, without prejudice to any other right or remedy, and after giving the breaching Party sixty (60) days’ written notice of the breach, terminate the Agreement. This Agreement shall not be so terminated if the breaching Party has cured the breach, or submitted a plan for curing the breach reasonably acceptable to the non-breaching Party within sixty (60) days after the non-breaching Party’s notice. If the breaching Party fails to cure the breach as set forth in the aforementioned plan in accordance with the deadlines set forth therein, the non-breaching Party may terminate this Agreement without further notice. The non-breaching Party shall have the right to recover all direct damages and losses arising as a result of any such material breach, including lost profits but not including consequential damages, provided that any such recovery shall be reduced by the amount that such non-breaching Party actually recovers under any insurance it maintains.

10.2         Termination for Supplier’s Force Majeure. Bayer may terminate this Agreement in its sole discretion upon thirty (30) days’ prior written notice in the event of any failure or inability of Supplier extending beyond ninety (90) days to provide supply hereunder (other than from inventory) due to Force Majeure. In the event of termination under this Section 10.2, Supplier shall have no liability for damages arising solely from such termination or otherwise excused by a Force Majeure.

10.3         Other Termination Provisions. By Bayer if Supplier or by Supplier if Bayer:

(i)            admits in writing that it is unable to pay its debts as they become due;

(ii)           starts a proceeding, or indicates its acquiescence to a proceeding started by another, relating to it under any bankruptcy, reorganization, rearrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law;

(iii)          makes an assignment for the benefit of creditors;

(iv)          consents to the appointment of a receiver, trustee or liquidator for a substantial part of its property;

(v)           files, or has filed against it, a petition in bankruptcy, reorganization, rearrangement or insolvency which, if filed against it, is not dissolved or dismissed within ninety (90) days after filing; or

(vi)          has entered against it an order by a court of competent jurisdiction appointing a receiver, trustee or liquidator for it or a substantial part of its property, or approving its dissolution or termination, and if not consented to or acquiesced in by such Party, such order is not vacated or set aside or stayed within ninety (90) days.

Notwithstanding anything to the contrary herein, no Party shall take or cause to be taken any action relating to the voluntary liquidation or dissolution of such Party.

10.4         Termination Without Cause. In the event there is an express or constructive termination by Supplier not meeting requirements of Section 10.1 of this Agreement and constituting an intentional or willful breach of this Agreement, other than a Force Majeure event applicable to Supplier under Article 8 hereof (“Termination Without Cause”), Supplier will be liable for all losses and damages suffered by Bayer, including all lost profits and all consequential damages, for the period which is the shorter of (a) the remainder of the unexpired Term and any unexpired Extended Terms, other than any such unexpired Extended Terms for which Bayer has failed to give notice of its intent to renew for an Extended Term within the time periods provided in Article 1, (b) the period between Termination Without Cause and commencement of an uninterrupted alternate source of PPF supply on terms and conditions comparable to those hereunder, and (c) the period between Termination Without Cause and Bayer’s completion of the conversion of its Kogenate process to one which does not require PPF. In no event shall the damages and losses which Supplier must pay to Bayer under this Agreement (other than pursuant to Section 10.1, and Section 11.1) exceed $150 million.

10.5         Effect of Termination. Upon termination of this Agreement, Supplier shall immediately cease delivery of all PPF under this Agreement, and Supplier shall prepare and submit to Bayer an invoice for all PPF shipped by Supplier and not paid for by Bayer. Bayer shall within thirty (30) days of receipt thereof pay the full amount of such invoice and all other sums owed to Supplier; provided, however, that if the aggregate total of the Purchase Orders placed by Bayer prior to the effective date of such termination does not meet the Binding Forecast for the then current calendar year and in the event that this Agreement is terminated by Supplier pursuant to Section 10.1, Bayer shall be obligated to pay amounts associated with PPF to be delivered under the then current Binding Forecast and, at Bayer’s sole discretion, Supplier shall be obligated to deliver the same.

10.6         Remedies. The rights of a Party to this Agreement to recover monetary damages from the other Party to this Agreement with respect to termination of this Agreement are exclusively set forth in this Article 10. Each Party shall have such non-monetary rights and remedies provided under this Agreement or under law or in equity for breaches of this Agreement, but only limited to the remedy of specific performance.

10.7         Special Assistance. In the event that Bayer terminates this Agreement pursuant to Sections 10.1 (other than a termination as a result of breach by Bayer), 10.2 or 10.3, there is a Termination Without Cause or a Force Majeure prevents Supplier from delivering PPF for a period of three (3) months in accordance with any Purchase Orders issued under Binding Forecasts, Supplier agrees to use commercially reasonable efforts to assist Bayer (at the cost and expense of Bayer) to transfer the manufacture of PPF to any other facility or facilities selected by Bayer, such best efforts to include providing assistance in qualifying another facility or facilities to manufacture PPF, providing SOPs and granting royalty-free licenses for the remainder of the Term to intellectual property related to the manufacture of PPF to such facility or facilities and providing such other assistance in connection therewith reasonably requested by Bayer.

10.8         Survival. In the event of any termination or expiration of this Agreement, each of the provisions of Sections 2.4, 5.2, 6.1, 6.3, 6.4, 10.1, 10.4, 10.5, 10.6, 10.7 and 10.8 and Articles 3, 7, 8, 9, 11, 12 and 13 shall survive as long as any such provision remains applicable, provided that Article 11 shall survive indefinitely, unless a shorter period for survival is provided in any such Article or Section.

ARTICLE 11  INDEMNITIES AND DAMAGES

11.1         Indemnifications. Supplier hereby agrees to save, defend and hold Bayer and its affiliates and its or their directors, officers, managers, employees, representatives, consultants, stockholders, controlling persons and agents and each of the heirs, executors, successors and assigns of any of the foregoing (together, the “Bayer Group”) harmless from and against any and all claims, suits, actions, liabilities, expenses and/or losses, including punitive or exemplary damages and reasonable attorneys’ fees and expenses (“Claims”) asserted by a person or entity other than a member of the Bayer Group arising from any material breach of obligations under this Agreement by Supplier Group (as defined below); provided that any Claims for failure to deliver PPF in accordance with the terms of this Agreement shall be governed exclusively under Section 11.4 hereof. Bayer hereby agrees to save, defend and hold Supplier and its affiliates and its or their directors, officers, managers, employees, representatives, consultants, stockholders, controlling persons and agents and each of the heirs, executors, successors and assigns of any of the foregoing (together, the “Supplier Group”) harmless from and against any and all Claims asserted by a person or entity other than a member of the Supplier Group arising from any material breach of obligations under this Agreement by the Bayer Group. Where a

Claim arises directly or indirectly from acts or omissions of both (i) the Supplier Group and (ii) the Bayer Group, the obligation of the Supplier or Bayer to indemnify the other shall not exceed the extent of the indemnifying party’s contribution to the harm giving rise to the Claim.

11.2         Indemnification Process. Each party indemnified under the provisions of this Agreement, upon receipt of written notice of any Claim or the service of a summons or other initial legal process upon it in any action instituted against it for which it may be entitled to indemnification pursuant to this Agreement, shall promptly give written notice of such Claim, or the commencement of such action, or threat thereof, to the Party from whom indemnity shall be sought hereunder; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure. Each indemnifying party shall be entitled at its own expense to participate in the defense of such Claim or action, or, if it shall elect, so long as it has acknowledged in writing to the indemnified party its indemnification obligations hereunder, by written notice to the indemnified party within twenty (20) days of receipt of notice of the Claim or action from the indemnified party to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying party (without prejudice to the right of the indemnified party to fully participate at its own expense through counsel of its own choosing) which counsel may be any counsel reasonably satisfactory to the indemnified party against whom such Claim is asserted or who shall be the defendant in such action, and such indemnified party shall bear all fees and expenses of any additional counsel retained by it or them, provided that the indemnifying party shall obtain the consent of the indemnified party (which consent may be withheld in its sole discretion) before entering into any settlement, adjustment or compromise of such Claims, provided further that the indemnifying party may, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any action involving only the payment of money which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a duly executed written release of the indemnified party from all liability in respect of such Claim or action which written release shall be reasonably satisfactory in form and substance to the indemnified party. Notwithstanding the immediately preceding sentence, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying parties, and the indemnified party shall have been advised by counsel that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of such action or that there are legal defenses available to such indemnified party different from or in addition to those available to the indemnifying party, then counsel for the indemnified party, shall be entitled, if the indemnified party so elects, to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party, at the expense of the indemnifying party. If the indemnifying party shall elect not to assume the defense of such Claim or action, such indemnifying party shall reimburse such indemnified party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified party in respect of such Claim or action; provided, however, that no such Claim or action shall be settled without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

11.3         Insurance. During the Term of this Agreement and for a period of at least two (2) years following the expiration or earlier termination of this Agreement, Supplier shall maintain, at its sole cost and expense, general liability insurance, including product liability coverage, with bodily injury, death and property damage limits, in such amounts and with such scope of coverage as is consistent with plasma industry standards. Supplier shall have its insurance carrier furnish to Bayer certificates stating that all insurance required under this Agreement is in force. Such certificates shall indicate any deductible and self-insured retention and the effective expiration dates of the policies. All certificates are to stipulate that Bayer shall be given thirty (30) days written notice of all cancellation, non-renewal or material changes in policy. Bayer shall be named as an additional insured on all insurance policies obtained by Supplier in accordance with this Section 11.3. Supplier also agrees to waive and will require its insurers to waive all rights of subrogation against Bayer, its directors, officers and employees on all of the foregoing coverages.

11.4         Liquidated Damages And Other Damages For Failure To Deliver PPF. (a) The Parties acknowledge that the anticipated damages to Bayer in the event of a failure by Supplier to deliver PPF to Bayer for a prolonged period of time is incapable of accurate estimation as of the Effective Date and that Bayer will be unable for a prolonged period of time to mitigate damages that it will suffer in such event.

(b) Subject to the last sentence of this subsection (b), in the event at the conclusion of any month Supplier has failed to deliver during the immediately preceding rolling twelve (12) months an amount of PPF (including deliveries from Inventory Reserves held by Supplier (but not held by Bayer) in accordance with Section 2.5) which conforms to the Specifications aggregating at least seventy-five percent (75%) of the Purchase Orders for the immediately preceding rolling twelve (12) months (“Threshold Deliveries”) and such failure is not the result of Force Majeure (each, a “Triggering Event”), then Supplier shall promptly pay Bayer liquidated damages as follows:

For each month following a Triggering Event Supplier fails to make Threshold Deliveries, Supplier shall initially pay $1.25 million;

After Supplier has failed to make Threshold Deliveries for two consecutive months following a Triggering Event, Supplier shall thereafter pay $2.5 million per month for each following consecutive month in which Supplier fails to make Threshold Deliveries; and

After Supplier has failed to make Threshold Deliveries for five consecutive months following a Triggering Event, Supplier shall pay $5 million per month for each additional consecutive month in which Supplier fails to make Threshold Deliveries.

The first rolling twelve (12) months shall commence on the first day of the calendar month immediately following the Effective Date (the “Commencement Date”). Any liability for payment of damages specifically under this Section 11.4(b) shall not arise before the first day of the thirteenth month after the Commencement Date.

(c) From the Effective Date through December 31, 2010, in no event shall the aggregate amount of liquidated damages payable by Supplier for all such incidences to Bayer pursuant to subsection (b) above exceed $35 million (as reduced below, the “Cap”). From January 1, 2011 through December 31, 2011, the Cap shall be reduced to an amount equal to $17.5 million minus the aggregate liquidated damages payable by Supplier pursuant to subsection (b) above from the Effective Date through December 31, 2010, but not less than zero. No liquidated damages shall be payable by Supplier pursuant to subsection (b) after December 31, 2011.

(d) If the liquidated damages provision provided for in this Section 11.4 is deemed unenforceable for any reason by a court of competent jurisdiction, Supplier shall pay an amount to Bayer equal to the direct damages or losses incurred by Bayer, including without limitation all lost profits, costs of cover and delivery penalties but excluding consequential damages as a result of Supplier’s failure to deliver PPF, subject to the Cap.

(e) For the avoidance of doubt, the requirement to pay liquidated damages in this Section 11.4 only applies where there has been a failure of Supplier to make Threshold Deliveries and nothing in this Section 11.4 shall be construed as relieving Supplier of liability for its failure to deliver PPF which conforms to the Specifications in the amounts required by Sections 2.1, 2.2 or 2.3 and/or meeting the requirements set forth in Section 3.1 in circumstances (other than Force Majeure) where Supplier has not made full deliveries of PPF (which may include deliveries from Inventory Reserves held by Supplier and Bayer in accordance with Section 2.5) in full compliance with a Purchase Order presented in accordance with Section 2.3 (“Circumstance of Under-Delivery”) to the extent provided in this Section 11.4(e). In the event at the conclusion of any month Supplier has failed to deliver during the immediately preceding rolling three months PPF (including deliveries from Inventory Reserves held by Supplier (but not held by Bayer) in accordance with Section 2.5) which conforms to the Specifications in an amount aggregating one hundred percent (100%) of the Purchase Orders for the immediately preceding rolling three (3) months and Bayer suffers direct damages as a result thereof (without taking into account Bayer’s Inventory Reserves), Bayer may notify Supplier to that effect, in which case Supplier shall have three (3) additional months within which to deliver such PPF. If Supplier does in fact deliver such PPF within such period, then no damages shall apply for such Circumstances of Under-Delivery. If Supplier does not deliver such PPF within such period, then Supplier shall be liable to Bayer for all direct damages or losses Bayer suffers after depleting Bayer’s Inventory Reserves, including without limitation all lost profits, costs of cover and delivery penalties but excluding consequential damages for each Circumstance of Under-Delivery in an amount not exceeding, for that calendar year, twice the amount of all revenues to Supplier from this Agreement for such calendar year (calculated as though it had complied with its delivery obligations in such calendar year based on actual Purchase Orders plus the rolling forecast issued the month prior to the three-month period of underdelivery as to those months for which Purchase Orders had not yet been issued), provided that any such recovery shall be reduced (i) by any amounts previously paid pursuant to Section 11.4(b) with respect to the failure to deliver in the same period, (ii) by any amount that Bayer actually recovers under any insurance it maintains and (iii) to the extent Bayer has not complied with its obligations under Section 2.5 hereof. In no event shall Supplier have liability for non-delivery of PPF greater than the aggregate limits set forth in Section 10.4.

The first rolling three (3) months shall commence on the date that is four (4) months following the Commencement Date.

(f)            The rights and remedies of Bayer provided in this Section 11.4 shall be Bayer’s exclusive remedy for recovery of monetary damages with respect to the Supplier’s failure to deliver PPF in amounts required by this Agreement. Bayer shall have such non-monetary rights and remedies provided under this Agreement or under law or in equity for Supplier’s failure to deliver PPF in amounts required by this Agreement, including the remedy of specific performance.

11.5         Insurance Recoveries. If and to the extent the Supplier has acquired insurance in compliance with Section 11.3, and to the extent such coverage is inadequate to cover all Claims asserted against Supplier and Bayer and if and to the extent Bayer has its own policy of insurance purporting to provide coverage for Claims against Bayer, Bayer shall not be entitled to indemnification from Supplier for such claims under Section 11.1 until Bayer has utilized all commercially reasonable means to recover such loss under its policy of insurance.

ARTICLE 12  CONFIDENTIALITY

12.1         Confidentiality Obligations. All information provided by one Party to the other Party in connection with this Agreement (including without limitation, the Specifications and forecasts provided by Bayer) shall be maintained in strict confidence by the receiving Party. Such information shall remain the property of the providing Party, and the receiving Party shall not make use of any such information except for the purposes for which it was provided. At the termination of this Agreement, the receiving Party shall promptly return to the providing Party any physical embodiments (including copies) of any such information. Each Party agrees to keep confidential the existence of this Agreement, as well as all of its terms and conditions; provided that if a public announcement or disclosure is required by law, rule, regulation, court order, subpoena, interrogatory or other discovery request (including without limitation applicable securities laws or stock exchange regulations), and subject to Section 12.2(v), the Party required to make the public announcement or disclosure shall be permitted to make such disclosure and shall provide prompt prior written notice of such requirement to the other Party, and the Parties shall thereafter negotiate in good faith, to the extent appropriate and feasible, the contents of the public announcement or disclosure.

12.2         Exceptions. The covenants of the receiving Party contained in Section 12.1 shall not apply to information which: (i) is already in the public domain at the time of disclosure; (ii) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; (iii) is already known to the receiving Party on a non-confidential basis at the time of disclosure, as evidenced by the receiving Party’s written records, except for information that was known to Bayer prior to the Effective Date; (iv) has been or is disclosed to the receiving Party in good faith by a third party who was or is not, at the time of disclosure, under any obligation of confidence to the other Party hereto at the time the third party disclosed such information; or (v) is required to be disclosed by law, provided that the receiving Party shall cooperate with the disclosing Party (at the disclosing Party’s expense) in obtaining any available protection for such information to be disclosed.

12.3         Term of Obligations. This Article 12 shall survive termination of this Agreement for a period of five (5) years.

ARTICLE 13  MISCELLANEOUS

13.1         Consent to Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and it is not intended to confer upon any other person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties without the prior written consent of the other party hereto, except that each party may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve such party of any obligations under this Agreement). Notwithstanding the foregoing, Supplier may assign this Agreement and any or all rights or obligations hereunder to (i) any affiliate of Supplier provided that any such affiliate becomes a party to this Agreement, (ii) any lender of Supplier as collateral security or (iii) any successor in interest to Supplier, it being understood that any such successor shall continue to supply PPF under this Agreement from the Clayton, North Carolina facility; provided that any such successor becomes a party to this Agreement; provided that no assignment under (i), (ii) or (iii) above shall relieve Supplier from any obligation hereunder. Bayer may assign this Agreement and any or all rights or obligations hereunder to (i) any affiliate of Bayer provided that any such affiliate becomes a party to this Agreement or (ii) any successor in interest to Bayer of its entire Kogenate business, provided that any such successor becomes a party to this Agreement; provided that no assignment under (i) or (ii) above shall relieve Bayer from any obligation hereunder. Any purported assignment in contravention of this Section 13.1 shall be void.

13.2         Entire Agreement and Amendments. This Agreement, together with the Exhibits, constitutes the entire agreement between the Parties, and merges and supersedes all previous agreements and understandings between Bayer and Supplier, whether oral or written, relating to the subject matter hereof. In the event that this Agreement conflicts with any Purchase Order, invoice or other written document, the terms and conditions of this Agreement shall apply. No amendment, modification or interpretation of this Agreement will have any effect unless it is reduced to writing, makes specific reference to this Agreement and is signed by all of the Parties.

13.3         Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and if mailed by prepaid first class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof and, if telexed or telecopied, the original notice shall be mailed by prepaid first class mail within twenty-four (24) hours after sending such notice by telex or telecopy, and shall be deemed to have been received on the next business day following dispatch and acknowledgment of receipt by the recipient’s telex or telecopy machine. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered, or by overnight courier, in which event the notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)                                  If to Bayer:

Bayer HealthCare LLC

Biological Products Division

800 Dwight Way

P.O. Box 1986

Berkeley, CA 94710

Attention:  Contract Manager

With a copy to:

Bayer HealthCare LLC

400 Morgan Lane

West Haven, CT  06516-4175

Attention:  General Counsel

Marilyn Mooney

Fulbright & Jaworski L.L.P.

801 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(b)                                 If to Supplier:

Talecris Biotherapeutics, Inc.

P.O. Box 13887

79 TW Alexander Drive

4101 Research Commons

Research Triangle Park

Raleigh, NC  27709

Fax:  (919) 316-6669

With copies to:

Alison S. Ressler, Esq.

Sullivan & Cromwell LLP

1888 Century Park East

Suite 2100

Los Angeles, CA  90067

Fax:  (310) 712-8800

and

Raymond B. Grochowski, Esq.

Latham & Watkins LLP

555 11th Street, N.W.

Suite 1000

Washington, D.C. 20004

Fax:  (202) 637-2201

Any Party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 13.3.

13.4         Independent Contractor. This Agreement does not create an employer-employee relationship between the Parties, and is not an agency, joint venture or partnership. Neither Party shall have the authority to act for the other or to bind the other in any way, nor to sign the name or to represent that the other is in any way responsible for the acts or omissions of the other. Supplier shall maintain its status as an independent contractor engaged in the selling of PPF to Bayer.

13.5         Non-Waiver. The waiver by either Party of any breach of any term, covenant, condition or agreement contained herein or any default in the performance of any obligations hereunder shall not be deemed to be a waiver of any other breach or default of the same or of any other term, covenant, condition, agreement or obligation.

13.6         Choice of Law. The rights and obligations of the Parties arising out of the Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to its conflict of laws provisions.

13.7         Captions. All captions are inserted for convenience only, and will not affect any construction or interpretation of this Agreement.

13.8         Severability. Any provision of this Agreement which is or may become prohibited or unenforceable, as a matter of law or regulation, will be ineffective only to the extent of such prohibition or unenforceability and shall not invalidate the remaining provisions hereof if the essential purposes of this Agreement may be given effect despite the prohibition or unenforceability of the affected provision.

13.9         Dispute Resolution.

(a)           Resolution by the Parties. The Parties shall attempt to resolve any dispute, controversy, claim or difference arising out of, or in connection with, this Agreement amicably and promptly by negotiations between executives who have authority to settle the controversy. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business (“Notice of Dispute”). Within seven (7) days after delivery of such Notice of Dispute, executives of the Party shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. If the matter has not been resolved within ten (10) days of the first meeting of such executives (or, if the Parties are unable to mutually agree upon an acceptable time and place to meet, within ten (10) days of the disputing Party’s Notice of Dispute), either Party may, by notice to the other Party (“Dispute Escalation Notice”), refer the matter to the respective officers of the Parties designated below.

For Bayer:                                       Executive Vice President, Bayer HealthCare LLC

and President, Biological Product Division

With a copy to:

Bayer HealthCare LLC

400 Morgan Lane

West Haven, CT  06516-4175

Attention:  General Counsel

For Supplier:                          Chief Executive Officer of Talecris Biotherapeutics, Inc.

Such officers shall negotiate in good faith to resolve the matter in an amicable manner within ten (10) days of the Dispute Escalation Notice. In the event the matter is not resolved within such ten (10) days, either Party may initiate arbitration of the dispute as provided for in this Section 13.9.

(b)           Binding Arbitration. In any event, if any dispute, other than with respect to Article 10 and Section 4.2(b), is not resolved in accordance with this Section 13.9(a) within thirty (30) days of the date in which such dispute arose, either Party may submit the dispute to binding arbitration by giving the other Party notice (the “Arbitration Notice”). Such arbitration shall be conducted in accordance with the then valid Commercial Arbitration Rules, in effect as of the Effective Date, of the American Arbitration Association (the “Rules”). The arbitration shall be held in the English language in New York, New York (U.S.) in accordance with the substantive law of the State of New York, without giving effect to its conflict of laws provisions. The arbitration will be conducted by one (1) arbitrator knowledgeable in the subject matter that is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement by thirty (30) days after the Arbitration Notice was given, will be selected according to the Rules. Either Party reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization. The arbitrator shall render a decision no later than ninety (90) days from the date of such arbitrator’s selection. The award of the arbitrator shall be final and binding on both Parties. Each Party hereby submits itself to the jurisdiction of the courts of the place where arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrator hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court in the state where the arbitration takes place, or any court having jurisdiction over the Parties. In the event of any actual or threatened breach or default which could give rise to irreparable harm, nothing in this Agreement shall prevent either Party from seeking injunctive relief (or any other provisional remedy or equitable relief) from any court having jurisdiction over the Parties and the subject matter of this dispute to protect their respective rights pending the outcome of the arbitration. The Parties bind themselves to carry out the awards of the arbitrator. The fees and expenses of the arbitrators, the fees and expenses of the court report and any expense for a hearing room, and reasonable attorney’s fees may be awarded to the prevailing party by the arbitrator, or if such award is not made, will be shared equally by the Parties. The Parties will otherwise bear their respective expenses of arbitration.

(c)           Reviewing Accountant. If the Parties fail to resolve under Section 13.9(a) any dispute arising under Section 4.2(b) within forty-five (45) days, the Parties shall select a firm of independent certified public accountants of national standing (the “Reviewing Accountant”) to resolve the areas of dispute or, if the Parties fail to agree upon a Reviewing Accountant within twenty (20) days after the 45-day period lapses, such firm shall be selected by lot from among all so-called “Big Four” firms not having (and not having announced a pending combination with another firm having) a disqualifying interest with respect to either party. The performance of any such firm as the Reviewing Accountant under this Agreement shall not constitute a disqualifying interest. The Parties shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in dispute. The Reviewing Accountant shall be instructed by the Parties to use its best efforts to deliver to the Parties its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The determination of the Reviewing Accountant shall be final and binding on the Parties. Each Party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountant, in connection with the preparation, review, dispute (if any) and final resolution of the dispute. The Parties shall share equally in the costs, expenses and fees of the Reviewing Accountant.

13.10       Defined Terms. Defined terms used but not otherwise defined in this Agreement shall have the meaning ascribed to those terms in the Contribution Agreement.

13.11       Set-Off. No Party to this Agreement shall have any right of set off with respect to amounts it has an obligation to pay hereunder.

{Remainder of this page has been intentionally left blank}

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

BAYER HEALTHCARE LLC
Biological Products Division – Berkeley Facility

By:	/s/ Joseph A. Akers
Name:	Joseph A. Akers
Title:	Executive Vice President

BAYER HEALTHCARE LLC
Biological Products Division – Berkeley Facility

By:	/s/ Keith R. Abrams
Name:	Keith R. Abrams
Title:	Assistant Secretary

TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ Lawrence D. Stern
Name:	Lawrence D. Stern
Title:	Executive Chairman, President and Chief Executive Officer

Exhibit Index

to

Supply Agreement

between

Bayer HealthCare LLC and Talecris Biotherapeutics, Inc.

Exhibit A	Required Quantity
Exhibit B	PPF Forecast
Exhibit C	PPF Storage Specifications
Exhibit D	PPF Manufacturing Agreement
Exhibit E	PPF Specifications
Exhibit F	Price

EXHIBIT A

Required Quantity

Calendar Year	[***]
2004	[***]
2005	[***]
2006 through 2008	[***]

* Such quantities may be adjusted in accordance with Section 2.1

 *** CONFIDENTIAL TREATMENT REQUESTED

Execution Copy

EXHIBIT B

2005 Product Forecast

Month	PPF Powder [***]

Jan	[***]

Feb	[***]

Mar	[***]

Apr	[***]

May	[***]

Jun	[***]

Jul	[***]

Aug	[***]

Sep	[***]

Oct	[***]

Nov	[***]

Dec	[***]

Total	[***]

Approved by	/s/ Authorized Signatory
NewCo

Approved by	/s/ Authorized Signatory
Bayer

Confidential Evaluation Material Subject to Confidentiality Agreement	Page 1 of 3

***CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B (Cont'd.)

2006 Product Forecast

Month	PPF Powder [***]

Jan	[***]

Feb	[***]

Mar	[***]

Apr	[***]

May	[***]

Jun	[***]

Jul	[***]

Aug	[***]

Sep	[***]

Oct	[***]

Nov	[***]

Dec	[***]

Total	[***]

Approved by	/s/ Authorized Signatory
NewCo

Approved by	/s/ Authorized Signatory
Bayer

***CONFIDENTIAL TREATMENT REQUESTED

Execution Copy

EXHIBIT B (Cont'd.)

2007 Product Forecast

Month	PPF Powder [***]

Jan	[***]

Feb	[***]

Mar	[***]

Apr	[***]

May	[***]

Jun	[***]

Jul	[***]

Aug	[***]

Sep	[***]

Oct	[***]

Nov	[***]

Dec	[***]

Total	[***]

Approved by	/s/ Authorized Signatory
NewCo

Approved by	/s/ Authorized Signatory
Bayer

Confidential Evaluation Material Subject to Confidentiality Agreement	Page 3 of 3

***CONFIDENTIAL TREATMENT REQUESTED

Execution Copy

Exhibit C

PPF Storage Specifications

(PPF Powder Specification # 08633609)

PPF Powder storage / shipment conditions: -20ºC or colder

Confidential Evaluation Material Subject to Confidentiality Agreement	Page 1 of 1

1

Execution Copy

Exhibit D

NewCo and Bayer HealthCare LLC, Berkeley
Manufacturing Agreement (PPF Powder)

MANUFACTURING AGREEMENT

This Manufacturing Agreement (Agreement) is between Talecris Biotherapeutics, Inc. (f/k/a NPS BioTherapeutics, Inc.) (NewCo), located at 8368 US Highway 70 West, Clayton NC 27520, and Bayer Healthcare LLC (Bayer), Biological Products Division, located at 800 Dwight Way, Berkeley, CA 94710. The “Effective Date” is March 31, 2005.

Whereas the United States Food and Drug Administration (FDA) regulations allow that a shipment or other delivery of a drug (biologic) which is, in accordance with the practice of the trade, to be processed, labeled, or repacked in substantial quantity at an establishment other than that where originally processed or packed, shall be exempt, during the time of introduction and movement in interstate commerce and the time of holding at such  establishment, from compliance with the labeling and packaging requirements of Sections 501(b) and 502 (b), (e), (f) and (g) of the Federal Food, Drug and Cosmetic Act [21 U.S.C. 351(b) and 352(b), (e), (f) and (g)], if the requirements of 21 CFR §201.150 are met.

NOW THEREFORE, it is agreed as follows:

1.               INTENT OF PARTIES

It is the express intent of the parties hereto to adhere to all of the requirements set forth at 21 CFR §201.150 and other applicable provisions of the CFR.

2.               MAINTENANCE OF PROPER RECORDS

Each party agrees to maintain complete and adequate records, where applicable, pertaining to the methods used in and the facilities and controls used for the manufacture, processing, packing, labeling and holding of drugs and pertaining to the disposition of PPF Powder that is utilized in the production of Kogenate at Bayer, as may be required by applicable FDA regulations.

It is further agreed that each party will maintain a copy of this Agreement until two (2) years after the final shipment or delivery of the PPF powder hereunder from the Newco manufacturing facility in Clayton, North Carolina, and shall make copies available for inspection at any reasonable hour to any authorized representative of the Department of Health and Human Services.

3.               SPECIFICATIONS

NewCo will manufacture and ship bulk quantities of PPF Powder, from the process used in the manufacture of Plasma Protein Fraction (Human), to Bayer. Said material will be furnished as powder in bulk containers and will be labeled to indicate that Powder will be used in the manufacturing and/or processing of Kongenate. PPF Powder will be fractionated by NewCo from U.S. Collected Source Plasma obtained in accordance with the provisions of 21 CFR §640, Subpart G, and other applicable FDA guidelines and regulations including but not limited to 21 CFR §610.46 regarding lookback requirements. PPF Powder shall meet the specifications attached hereto as Exhibit A (Powder Specifications). Neither party shall make changes to the Powder Specifications without the prior written approval of the other party, which approval will not be unreasonably withheld.

Each unit of plasma used in the manufacture of this material will be certified by NewCo to have been tested and found nonreactive for Hepatitis B Surface Antigen (HBsAg),

Confidential Evaluation Material Subject to Confidentiality Agreement

antibodies to Human Immunodeficiency Virus (HIV-1/HIV-2), antibody to Hepatitis C virus (anti-HCV) and either HIV-1 p24 antigen or alternatively by a FDA licensed assay for HIV-1 by NAT that is approved as an alternative to licensed HIV-1 p24 antigen tests. Each unit of plasma used in the manufacture of PPF Powder will also be certified by NewCo to have been NAT tested and found non-reactive for HCV, HIV and HBV and will also meet any other applicable FDA testing and screening requirements. In addition, all manufacturing plasma pools will be certified to be NMT 10(5) IU Parvo B19 DNA/mL. The fractionation procedure will be performed according to Current Good Manufacturing Practices and in accordance with the NewCo Biologics License Application (formerly known as the Establishment License and the Product License Application) for Plasma Protein Fraction (Human). NewCo grants permission to Bayer to reference the Biologics License for the description of the manufacturing facility and the details for the Plasma Protein Fraction (Human) manufacturing process as it relates to the manufacturing of PPF Powder.

The PPF Powder will be stored and shipped at -20ºC or colder. Shipping temperature will be verified for each shipment in accordance to the Powder Specifications.

NewCo shall include a certificate of analyses with each shipment of PPF Powder disclosing the results of its testing and showing conformance with the Powder Specifications.

NewCo represents and warrants that the PPF Powder provided to Bayer hereunder is not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act.

4.              TERM

This Agreement shall apply to all PPF Powder from the process used by NewCo in the manufacture of Plasma Protein Fraction (Human) shipped in bulk quantities to Bayer for use in the manufacture and/or processing of Kogenate. This Agreement is effective from the Effective Date and will be renewed annually.

5.              WARNING

PPF Powder shall be prepared from large pools of human plasma. Products made from human plasma may contain infectious agents, such as viruses, that can cause disease. NewCo represents and warrants that the plasma of each donor used to manufacture PPF Powder has been screened and found negative for prior exposure to certain viruses, and for the presence of certain current virus infections. Despite these measures, such products can still potentially transmit disease. There is also the possibility that unknown infectious agents may be present in such products. Appropriate care should be used in handling this material.

Execution Copy

Exhibit D

NewCo and Bayer Healthcare LLC, Berkeley

Manufacturing Agreement (PPF Powder)

IN WITNESS THEREOF, the parties thereto have caused this Agreement to be executed by their duly authorized representatives.

TALECRIS BIOTHERAPEUTICS, INC.		BAYER HEALTHCARE LLC

By		By
	Responsible Head/Agent		Responsible Head/Agent

BAYER HEALTHCARE LLC

By
Responsible Head/Agent

Confidential Evaluation Material Subject to Confidentiality Agreement

Execution Copy

Exhibit E

[LOGO]	Bayer Corporation
Pharmaceutical Division
Berkeley, CA 94710

SPECIFICATION SHEET		Material No: 086333609 (Formerly 19-E613RP)

DISTRIBUTION		Title: PLASMA PROTEIN FRACTION POWDER

BERKELEY:	M. Britton, L. Cianella(3),K. Duckies, R. Furuzawa, R. Hein, L. Kelly, D. Miller, QA Compliance, QA Library	Rev. No.: 003

CLAYTON:	S. Hudson	Date: NOV 26 2002

1.               PURPOSE

Plasma Protein Fraction (Human) Powder (PPF) is used for manufacturing Human Plasma Protein Solution (HPPS), which in turn is used for producing cell culture media, Berkeley QC will inspect and release the PPF powder as they do other raw materials.

2.               DESCRIPTION

2.1 Description: Plasma Protein Fraction Powder

2.2 Manufacturer’s Name: Bayer Corp. (Clayton, North Carolina)

3.               REQUIREMENTS

3.1         Plasma Screening - The PPF powder must be manufactured from human plasma that meets the following requirements:

3.1.1                        [***] of the plasma must be collected from [***] licensed and approved centers. These centers must also be [***] approved.

3.1.2                        [***] of the plasma must be held for [***] prior to pooling.

3.1.3                        [***] of the plasma must be [***] and [***].

3.1.4                        Plasma Collection Test Requirements [***]

Test	Requirement
[***]	[***]
[***]	Non-reactive
[***]	Negative
[***]	Negative
[***]	Non-reactive
[***]	Negative
[***]	Negative
[***]	Negative
[***]	Non-elevated

[***]

3.1.5                            Plasma Pool Test Requirements

Test	Requirement
[***]	Negative
[***]	Negative
[***]	Non-reactive
[***]	Negative

***CONFIDENTIAL TREATMENT REQUESTED

1

Execution Copy

Exhibit E

SPECIFICATION SHEET	Material No: 08633609 (Formerly 19-E613RP)

Title: PLASMA PROTEIN FRACTION POWDER

Rev. No. :003

3.2 Powder Requirements

Test	Requirement
[***]	[***]
[***]	[***]

Test	Action Level
[***]	[***]

Manufacturing Parameter	Action Level
[***]	[***]

Notes:

1.               The [***] level is determined by [***] monitoring equipment in [***] Manufacturing and is recorded in the [***]. The test for [***] is not performed by [***].

2.               IMPORTANT: If the action level for [***] is exceeded, the [***] Plant must perform an action level excursion investigation. The investigation must be completed and dispositioned prior to shipping the lot of PPF powder to the [***] Plant. A copy of the Action Level Report must be provided along with the manufacturer certifications described in section 4.1.

3.               Documentation of the [***] must be provided.

4.               MANUFACTURER CERTIFICATION

4.1   For each lot delivered to Bayer, the manufacturer must certify to the following requirements:

•      [***] of the plasma was collected from [***] licensed and approved centers. These centers must also be [***] approved.

•      [***] of the plasma was held for [***] prior to pooling

•      [***] of the plasma was [***] and [***]

•      [***] of the plasma (i.e., [***] of individual donations) was tested for [***], and [***], by [***] and found negative or non-elevated as specified in section 3.1.4.

•      Number of unique plasma donors involved in the pools used to manufacture the lot of powder

•      Results for the tests specified in sections 3.1.4, 3.1.5, and 3.2

•      Lookback information

•      Documents any Discrepancy Events Reports issued to the lot

•      [***] Action Level Report (if applicable)

5.               LABELING AND PACKAGING

5.1                                 The powder shall be double bagged using polyethylene bags. Each poly bag shall be securely closed with a cable tie. The poly bags shall be overpacked in plastic totes whose lids are secured with a cable tie or locking pin.

5.2                                 The poly bags and totes shall be identified with the following information:

Plasma Protein Fraction (Human) Powder
Gross Weight
Net Weight
Tare Weight
Lot No.
Date Manufactured

6.               SHIPPING

6.1                                 The powder must be shipped in a temperature controlled truck at -20°C.

6.2                                 An electronic temperature recording device such as a Temptale must be included with each shipment.

***CONFIDENTIAL TREATMENT REQUESTED

2

Execution Copy

Exhibit E

SPECIFICATION SHEET	Material No: 08633609 (Formerly 19-E613RP)

Title: PLASMA PROTEIN FRACTION POWDER

Rev. No. :003

7.                                       INSPECTION

7.1                                 [***] shall institute whatever sampling and testing deemed appropriate to confirm vendor conformance with this purchase specification and may reject all or part of a shipment of material based upon the results of this evaluation.

7.2                                 Critical – [***] makes the lot discrepant

7.2.1        Failure to provide Certificate of Analysis.

7.2.2        Failure to meet the requirements specified in sections 3.1 and 3.2.

7.2.3        Temperature recording device not included with shipment.

7.2.4        Shipping temperature exceeded -20°C.

7.2.5        Poly bags or plastic totes improperly identified.

APPROVED BY:	/s/ R. Hein 11/22/02

APPROVED BY:	/s/ D. Miller 11/05/02

APPROVED BY:	/s/ C. Maas 11/26/02

***CONFIDENTIAL TREATMENT REQUESTED

3

EXHIBIT F

Price

PPF supply price for calendar year 2004 shall be [***]

***CONFIDENTIAL TREATMENT REQUESTED

4